Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations                Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Announces March and First Quarter 2018 Catastrophe Loss Estimate

NORTHBROOK, Ill., April 19, 2018 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of March 2018 of $222 million, pre-tax ($175 million after-tax), and an estimated $361 million, pre-tax ($285 million after-tax), for first quarter 2018. Catastrophe losses occurring in the first quarter of 2018 comprised 11 events at an estimated cost of $357 million, pre-tax, plus unfavorable reserve reestimates of prior reported catastrophe losses. One wind-driven event, primarily affecting Mid-Atlantic and Northeast states, accounted for over 55% of the catastrophe losses for the month of March.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting people from life’s uncertainties with 82 million proprietary policies. Allstate offers a broad array of protection products through multiple brands and diverse distribution channels, including auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brands. The company provides additional protection products and services through Allstate Benefits, Allstate Roadside Services, Allstate Dealer Services, Arity and SquareTrade. Allstate is widely known from the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America. The Allstate Foundation, Allstate, its employees and agency owners have a proud history of caring for local communities.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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